Exhibit 99.1

Phillips Edison & Company Increases

Unsecured Revolver to $800 Million

CINCINNATI – May 20, 2022 - Phillips Edison & Company, Inc. (Nasdaq: PECO) (“PECO” or the “Company”), one of the nation’s largest owners and operators of grocery-anchored omni-channel neighborhood shopping centers, today announced that it has amended its credit facility agreement (the “Amendment”) to, among other things, increase revolving credit commitments by $300 million under its revolving credit facility, increasing the total revolving credit commitment to $800 million. The revolving credit facility is scheduled to mature January 2026, with options available to extend the maturity to January 2027. The Company can expand the capacity of the revolving credit facility to $1.0 billion with an accordion feature, subject to further syndication.

In addition to expanding the borrowing capacity, the Amendment replaces LIBOR with SOFR as the benchmark interest rate for the revolving credit facility. The Amendment also replaces LIBOR with SOFR on the two $240 million senior unsecured term loan tranches maturing in 2025 and 2026, respectively. The pricing grid, which sets the spread based on PECO’s investment-grade debt rating, remains unchanged.

PNC Capital Markets LLC and KeyBank Capital Markets acted as Joint Bookrunners and Joint Lead Arrangers for the revolving credit facility with other Joint Lead Arrangers including BOFA Securities, Inc.; JPMorgan Chase Bank, N.A.; and Wells Fargo Securities, LLC. PNC Bank, National Association serves as Administrative Agent and KeyBank National Association; Bank of America, N.A.; JPMorgan Chase Bank, N.A; and Wells Fargo Bank, National Association act as Co-Syndication Agents. Morgan Stanley Senior Funding, Inc.; Capital One, National Association; Fifth Third Bank, National Association; Regions Bank; and BMO Harris Bank, N.A. act as Co-Documentation Agents. U.S. Bank National Association and Mizuho Bank, Ltd. also participate in the transaction. PNC Capital Markets LLC serves as Sustainability Agent.

“The increased capacity of our revolver enhances our ability to fund our growth initiatives while giving us additional flexibility regarding when we access the capital markets,” said John Caulfield, Chief Financial Officer and Treasurer. “We appreciate the continued and expanded support from our lending partners as we continue to successfully grow our portfolio of grocery-anchored shopping centers.”

About Phillips Edison & Company

Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of grocery-anchored shopping centers. Founded in 1991, PECO has generated strong results through its vertically-integrated operating platform and national footprint of well- occupied shopping centers. PECO’s centers feature a mix of national and regional retailers providing necessity-based goods and services in fundamentally strong markets throughout the United States. PECO’s top grocery anchors include Kroger, Publix, Ahold Delhaize, and Albertsons. As of March 31, 2022, PECO manages 290 shopping centers, including 269 wholly-owned centers comprising 30.8 million square feet across 31 states, and 21 shopping centers owned in two institutional joint ventures. PECO is exclusively focused on creating great omni-channel grocery-anchored shopping experiences and improving communities, one shopping center at a time.

PECO uses, and intends to continue to use, its Investors website, which can be found at https://investors.phillipsedison.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Investors:

Phillips Edison & Company, Inc.

Stephanie Hout, Director of Investor Relations

(513) 746-2594

InvestorRelations@phillipsedison.com

Source: Phillips Edison & Company, Inc.